Exhibit 99.12

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, DC 20429

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2006

MAYFLOWER CO-OPERATIVE BANK

(Exact Name of Bank as Specified in Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation or Organization)

I.R.S. Employer Identification No. 04-1618600

FDIC Certificate No. 26553

30 South Main Street, Middleboro, Massachusetts 02346

(Address of Principal Executive Offices)

Bank’s Telephone Number

(508) 947-4343

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On November 29, 2006, Mayflower Co-operative Bank (the “Bank”) issued a press release announcing its unaudited financial results for the fiscal quarter and for the six months ended October 31, 2006. For more information, reference is made to the Bank’s press release dated November 29, 2006, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	The following exhibits are filed herewith:

Exhibit 99.1	Press Release dated November 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAYFLOWER CO-OPERATIVE BANK

Date: November 29, 2006	By:	/s/ Edward M. Pratt
Edward M. Pratt
President and Chief Executive Officer

EXHIBIT 99.1

NEWS RELEASE

For Release: Immediate	Contact: Maria Vafiades
(508) 947-4343

MAYFLOWER BANK REPORTS FOURTH QUARTER EARNINGS

AND PAYMENT OF DIVIDEND

(Middleboro, MA), June 2, 2006 -— Mayflower Co-operative Bank (NASDAQ National Market: MFLR) today reported net income of $326,000 or $.16 per share for its fourth quarter ended April 30, 2006 as compared to earnings of $504,000 or $.25 per share for the same quarter last year. Diluted earnings per share for the fourth quarter were $.16 compared to $.25 for the fourth quarter of last year.

For the year ended April 30, 2006, net income was $1.4 million or $.70 per share, compared to $1.9 million or $.91 per share for the same period last year. On a diluted earnings per share basis, earnings for the year were $.68 compared to $.89 for the same period in 2005.

Net interest income for the quarter decreased by $46,000 or 2.3% as the Bank continued to be impacted by the flat yield curve with interest rates on liabilities increasing more rapidly than interest rates on assets. Average interest earning assets for the quarter climbed from $221.7 million at April 30, 2005 to $230.3 million at April 30, 2006 and average interest bearing liabilities grew from $214.1 million at April 30, 2005 to $221.5 million at April 30, 2006. Gains from the sale of residential mortgages were $27,000, as compared to $76,000 for the quarter ended April 30, 2005, and gains on the sales of investments were zero, compared to $11,000 realized one year ago.

Total operating expenses increased from $1.5 million for the quarter ended April 30, 2005 to $1.6 million for the quarter ended April 30, 2006, an increase of $142,000 or 9.5%. This increase was primarily attributable to salary and benefit expense, which increased by $50,000 for the quarter ended April 30, 2006 as compared to the prior year quarter. This increase was a function of salary and benefit expense for the staff of the Bank’s new Lakeville office, select additions to staff to support strategic initiatives, and increases in benefit costs bank wide. Other expenses increased by $92,000 due to increases in data processing expense, advertising expense, and legal and consulting expenses.

For the year ended April 30, 2006, net interest income grew to $7.8 million from $7.6 million for the prior year, an increase of 2.4% or $182,000. The increase in net interest income was facilitated by growth in average interest earning assets, from $213.3 million at April 30, 2005 to $228.8 million at April 30, 2006. Gains from the sale of residential first mortgages in the secondary market were $172,000 for the year ended April 30, 2006 as compared to $260,000 realized one year ago, customer service fees increased by $89,000, and loan origination fees decreased by $6,000. Additionally, for the year ended April 30, 2006, the Bank recorded a net loss on sales of investment securities of $254,000, primarily due to the disposal of a corporate bond issued by General Motors Corporation, compared to a gain of $82,000 realized for the prior year period.

Total operating expenses increased from $5.8 million for the year ended April 30, 2005 to $6.3 million for the year ended April 30, 2006, an increase of $448,000 or 7.7%. This increase was primarily attributable to salary and benefit expense for the staff of the Bank’s new Lakeville office, as well as increases in benefit costs bank wide. Other factors which contributed to this increase included occupancy and equipment expenses which increased by $43,000 and marketing, technology, service delivery, and other costs which increased by $164,000 in aggregate.

Since the end of the April 30, 2005 fiscal year, total assets of the Bank have grown by $8.9 million, reaching $245.6 million as of April 30, 2006. Total investment securities increased by $1.8 million while net loans receivable grew by $8.6 million to $139.2 million at April 30, 2006. Total deposits increased to $200.5 million, an increase of $4.6 million since the conclusion of the prior fiscal year on April 30, 2005.

Total stockholders’ equity was $18.6 million at April 30, 2006 or 7.57% of total assets. This compares to stockholders’ equity of $18.4 million or 7.77% of total assets at April 30, 2005. The increase in total equity is due to net income of $1.4 million for the year ended April 30, 2006 offset by the payment of dividends totaling $.40 per share or $828,000. Additionally, stockholders’ equity decreased due to changes in the unrealized gain/loss on Bank securities classified as available-for-sale, from a net unrealized loss of $455,000 at April 30, 2005 to a net unrealized loss of $887,000 at April 30, 2006.

In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Bank also reported that the Bank’s Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on June 19, 2006, to shareholders of record as of June 12, 2006.

Mr. Pratt added, “We are pleased to announce that our plans for the Bank’s new retail branch in West Wareham have received all necessary municipal and regulatory approvals. We anticipate construction will begin within the next thirty days, and hope to open that office for business by the end of the calendar year. Additionally, we are pleased to confirm the continued progress of our recently-opened Lakeville office, which has achieved success in generating additional deposit and loan business for the Bank.”

Mr. Pratt continued “Although various economic and competitive pressures have narrowed our operating margins significantly, we believe these initiatives combined with the continued strength of the Bank will contribute to improved results in coming periods.”

Mayflower Co-operative Bank is a Massachusetts State Chartered Cooperative Bank specializing in residential and commercial lending and traditional banking and deposit services. The Bank currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester and Wareham, Massachusetts. All of the Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and by the Share Insurance Fund (SIF) of Massachusetts.

(See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, pricing, products and services.

Mayflower Co-operative Bank and Subsidiaries

Selected Consolidated Financial Information

(Dollars in thousands, except per share information)

	April 30, 2006	April 30, 2005
Total assets	$245,603	$236,707
Loans receivable, net	139,230	130,664
Federal funds sold	453	3,642
Investment securities:
Held for investment	39,996	38,175
Available for sale, net	48,335	48,400
Deposits	200,534	195,951
Borrowed funds	25,197	21,412
Stockholders’ equity	18,592	18,396
Equity to assets ratio	7.57%	7.77%
Book value per share	$8.96	$8.88

	Three months ended April 30,		Year ended 30-Apr
	2006	2005	2006	2005
Statement of operations
Interest and dividend income	$3,202	$2,902	$12,461	$11,084
Interest expense	1,276	930	4,641	3,446

Net interest income	1,926	1,972	7,820	7,638
Provision for loan losses	(30)	—	(90)	(68)
Gain on sales of loans	27	76	172	260
(Loss)/gain on sales of investments	—	11	(254)	82
Other non interest income	229	215	929	843
Operating expenses	(1,633)	(1,491)	(6,276)	(5,828)

Income before income taxes	519	783	2,301	2,927
Income taxes	193	279	862	1,066

Net income	$326	$504	$1,439	$1,861

Earnings per share—basic	$0.16	$0.25	$0.70	$0.91
Earnings per share—diluted	$0.16	$0.25	$0.68	$0.89
Dividends per share	$0.10	$0.10	$0.40	$0.40
Weighted average shares outstanding	2,072,812	2,060,439	2,072,156	2,053,504
Annualized return on average assets	0.54%	0.86%	0.60%	0.82%
Annualized return on average equity	7.00%	10.95%	7.75%	10.28%
Net interest spread	3.26%	3.49%	3.34%	3.53%
Net interest margin	3.35%	3.56%	3.42%	3.58%

Mayflower Co-operative Bank and Subsidiaries

Analysis of Loans Past Due

(Dollars in thousands)

	April 30, 2006	April 30, 2005	April 30, 2004
Loans past due over 90 days:
Residential mortgages	$—	$—	$—
Commercial and construction mortgages	—	—	—
Commercial time and demand loans	—	—	—
Consumer and other loans	—	—	—

	$—	$—	$—

Loans past due over 90 days as a percentage of:
Net loans receivable	—	—	—
Total assets	—	—	—

Non-performing assets
**Non-accrual loans	$—	$—	$—
Non-accrual investments (book value)	—	—	—
Real estate acquired by foreclosure	—	—	—

	$—	$—	$—

Non-performing assets as a percentage of:
Total assets	—	—	—

Allowance for loan losses	$1,704	$1,606	$1,473

Allowance as a percentage of net loans	1.22%	1.23%	1.24%

**	includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest